                                   EXHIBIT 21

                           SUBSIDIARIES OF REGISTRANT


                                                    STATE OR COUNTRY OF
    SUBSIDIARIES OF REGISTRANT                 INCORPORATION OR ORGANIZATION

Amerace Corporation                          Delaware
Augat Inc.                                   Massachusetts
Kaufel Group Ltd.                            Canada
Leviton Manufacturing Co., Inc.              Delaware
Thomas & Betts Caribe, Inc.                  Delaware
Thomas & Betts International, Inc.           Delaware
Thomas & Betts Limited                       Canada
Thomas & Betts Netherlands B.V.              The Netherlands



The Registrant has omitted 25 subsidiaries operating in the U.S. and 101 subsidiaries operating in foreign countries. The Registrant's subsidiaries are in the same businesses.





                                      EX-21